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                                                                      Exhibit 21

                        Subsidiaries of the Registrant

The following are the subsidiaries of the Registrant and all are incorporated in the State of Delaware, except as otherwise indicated:

Array Telecom Corporation
Aurora Systems, Inc.
Comdial Business Communications Corporation
Comdial Enterprises Systems, Inc.
Comdial Real Estate Co., Inc. (incorporated in the State of Maryland) Comdial Telecommunications International, Inc.
Key Voice Technologies, Inc.